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                                                      SABINE RIVER HOLDING CORP.
                                                      1801 S. GULFWAY DR.
                                                      PORT ARTHUR, TX 77641


NEWS RELEASE ----------------

           SABINE RIVER HOLDING CORP. ANNOUNCES CONSENT SOLICITATION RELATING TO PORT ARTHUR FINANCE CORP. 12 1/2% SENIOR NOTES

         OLD GREENWICH, Connecticut, May 16, 2002--Sabine River Holding Corp., a 90 percent owned subsidiary of Premcor Inc. (NYSE:PCO), today announced that its subsidiaries, Port Arthur Finance Corp. and Port Arthur Coker Company, are commencing a consent solicitation relating to Port Arthur Finance Corp. 12 1/2% Senior Notes due 2009. Consents are being solicited for a series of proposed amendments to the financing and security documents under which the notes were issued. The amendments would facilitate a proposed restructuring that would, among other things, permit the prepayment of $221.4 million of Port Arthur Finance Corp.'s existing bank debt and result in Sabine River Holding Corp. and its subsidiary companies becoming wholly owned direct or indirect subsidiaries of The Premcor Refining Group Inc., a wholly owned indirect subsidiary of Premcor Inc. If the amendments become effective, The Premcor Refining Group Inc. will fully and unconditionally guarantee the payment obligations under the Port Arthur Finance Corp. 12 1/2% Senior Notes.

         The consent solicitation will expire at 5:00 p.m., New York City time, on May 29, 2002, unless extended by the company. The consent solicitation is conditioned upon the receipt of valid consents from at least a majority of the aggregate principal amount of the outstanding Notes and the satisfaction or waiver of certain other conditions, including the rating agencies reaffirming their credit ratings of the 12 1/2% Senior Notes after giving effect to the proposed amendments and restructuring. In order to be eligible for the consent fee of $20 per $1,000 principal amount of the Notes, holders must deliver their consents on or prior to the time set for expiration. Consents may be revoked any time prior to 5:00 p.m., New York City time, on May 29, 2002 but not thereafter.

         The Premcor Refining Group Inc. guarantee referred to above has not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Sabine River Holding Corp., through its wholly-owned subsidiary, Port Arthur Coker Company L.P., owns and operates a heavy oil processing facility that includes a new 80,000 barrels per day, or bpd, delayed coking unit, a 35,000 bpd hydrocracker unit,


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and a 417 long tons per day sulfur complex. The facility is operated in conjunction with the refining assets of the company's affiliate, The Premcor Refining Group Inc., at its Port Arthur, Texas refinery.


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Contacts:
Sabine River Holding Corp.
Joe Watson, (314) 854-9889
Karen Davis, (314) 854-1424